SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of

the Securities Exchange Act of 1934

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ALR TECHNOLOGIES INC.

(Name of Registrant as Specified in Its Charter)

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ALR TECHNOLOGIES INC.

7400 Beaufont Springs Drive

Suite 300

Richmond Virginia, 23225

(804) 554-3500

INFORMATION STATEMENT

Introduction

This Information Statement is being sent by first class mail to all record and beneficial owners of the common stock, $0.001 par value per share and the preferred stock, $0.001 par value per share, of ALR Technologies Inc., a Nevada corporation, which we refer to herein as “ALRT,” “Company,” “we,” “our” or “us.” The mailing date of this Information Statement was on or about November 8, 2019. The Information Statement has been filed with the Securities and Exchange Commission (the “SEC”) and is being furnished, pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to notify our stockholders of the action of amending our Articles of Incorporation (the “Articles of Incorporation”) to increase the number of authorized shares of common stock from two billion shares (2,000,000,000) to ten billion shares (10,000,000,000), par value $0.001 per share (the “Amendment”).

On October 18, 2019, the “Record Date” for determining the identity of stockholders who are entitled to receive this Information Statement, we had 268,777,909 shares of common stock issued and outstanding and no shares of preferred stock outstanding. The common stock constitutes the sole outstanding class of ALRT voting securities. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders.

We are distributing this Information Statement to our stockholders in full satisfaction of any notice requirements it may have under the Nevada Revised Statutes (“NRS”). No additional action will be undertaken by the Company with respect to the receipt of written consents, and no dissenters' rights with respect to the receipt of the written consents, and no dissenters' rights under the Nevada Revised Statutes are afforded to the Company's stockholders as a result of the adoption of this corporate action

NO VOTE OR OTHER CONSENT OF OUR STOCKHOLDERS IS BEING SOLICITED IN CONNECTION WITH THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

On October 21, 2019, certain stockholders who beneficially owned 142,998,482 of the Company’s common stock, being approximately 53.30% of the eligible voting securities of the Company, consented in writing to increase the number of authorized shares of common stock from two billion shares (2,000,000,000) to ten billion shares (10,000,000,000) shares, par value $0.001 per share.

On June 21, 2016, in connection with the approval of a financial proposal, our board of directors (the “Board of Directors”) approved the increase the number of authorized shares of common stock from two billion shares (2,000,000,000) to ten billion shares (10,000,000,000) shares, par value $0.001 per share.

We are not aware of any substantial interest, direct or indirect, by security holders or otherwise, that is in opposition to matters of action being taken. In addition, pursuant to the laws of Nevada, the actions to be taken by majority written consent in lieu of a special stockholders meeting do not create appraisal or dissenters’ rights.

The Board of Directors determined to pursue stockholder action by majority written consent of those shares entitled to vote in an effort to reduce the costs and management time required to hold a special meeting of stockholders and to implement the above action in a timely manner.

Under Section 14(c) of the Exchange Act, actions taken by written consent without a meeting of stockholders cannot become effective until twenty (20) days after the mailing date of this Information Statement, or as soon thereafter as is practicable. We are not seeking written consent from any stockholders other than as set forth above and our other stockholders will not be given an opportunity to vote with respect to the actions taken. All necessary corporate approvals have been obtained, and this Information Statement is furnished solely for the purpose of advising stockholders of the actions taken by written consent and giving stockholders advance notice of the actions taken.

This Information Statement was mailed or otherwise furnished to our stockholders of records in connection with the prior receipt by the Board of Directors of approval by written consent of the holders of a majority of our common stock to give effect to the following amendment (the “Amendment”):

1.	Amend our Articles of Incorporation to increase the number of authorized shares of common stock from two billion shares (2,000,000,000) to ten billion shares (10,000,000,000) shares, par value $0.001 per share.

This Information Statement was first sent to stockholders on or about November 8, 2019. We anticipate that the Amendment will become effective on or about November 29, 2019, twenty-one (21) days after mailing. Under Rule 14c-2 promulgated under the Exchange Act, the Amendment cannot take effect until 20 days after this Information Statement is sent to the our stockholders. We have filed an Amendment to the Articles to Incorporation with the Nevada Secretary of State to give effect to the Amendment, subsequent to receiving consent from certain stockholders who beneficially owned 122,998,482, or approximately 50.66%, of the combined voting power of the common stock at that time. That Amendment was not filed in compliance with Rule 14c-2 and is therefore null and void. Therefore, upon the expiration of the 20 day period following the mailing of this Information Statement, we will file a Certificate of Correction with the Nevada Secretary of State to give effect to the Amendment.

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Vote Required

On the Record Date, we had 268,777,909 shares of common stock issued and outstanding. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders. The common stock constitutes the sole outstanding class of ALRT voting securities. The Amendment requires the approval of a majority of the voting power of the Company.

The transfer agent for the common stock is Pacific Stock Transfer Company, 6725 Via Austi Parkway, Suite 300, Las Vegas, Nevada 89119 (the “Transfer Agent”). The Transfer Agent’s telephone number is 1 (800) 785-7782.

On October 21, 2019, two (2) stockholders (Sidney Chan and Christine Kan), holding a majority of our voting power or 142,998,482 number votes (53.30% of the total voting power), executed a written consent approving the amendment to the Articles of Incorporation to increase the authorized shares of common stock to 10,000,000,000 shares of common stock with a par value of $0.001 per share.

Meeting Not Required

NRS 78.320(2) provides that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by the stockholders holding at least a majority of the voting power.

Furnishing Information

This information statement is being furnished to all holders of our common stock. The Form 10-K for the year ending December 31, 2018 and all subsequent filings may be viewed on the Securities and Exchange Commission web site at www.sec.gov in the EDGAR Archives and are incorporated herein by reference. We are presently current in the filing of all reports required to be filed with the Securities and Exchange Commission.

Dissenters Rights of Appraisal

Pursuant to the General Corporation Law of the State of Nevada there are no dissenter’s rights of appraisal applicable to the Amendment.

Proposals by Security holders

No security holders entitled to vote have transmitted any proposals to be acted upon by you.

Security Ownership of Certain Beneficial Owner and Management

The following table sets forth, as of the date of this Information Statement, the beneficial shareholdings of persons or entities holding five percent or more of our common stock, each director individually, each named executive officer and all directors and officers as a group.  Each person has sole voting and investment power with respect to the shares of common stock shown, and all ownership is of record and beneficial.

Name of Beneficial Owner	Direct Amount of Beneficial Owner		Position	Percent of Class
Sidney Chan	143,498,482	[1][2]	Chairman, Chief Executive Officer, Chief Financial Officer and member of the Board of Directors	53.4%

Dr. Alfonso Salas	1,557,738	[3]	Member of the Board of Directors	0.6%

Kenneth Robulak	1,190,000	[4]	Member of the Board of Directors	0.4%

Peter Stafford	500,000	[5]	Member of the Board of Directors	0.2%

Ronald Cheng	1,205,800	[6]	Member of the Board of Directors	0.5%

All Officers and Directors as a group (5 people)	147,972,020			55.1%
[1]	39,845,000 shares are held in the name of Sidney Chan, 500,000 shares are held in the name of KRS Retraction Limited, and, 103,153,482 shares are owned by Christine Kan, Mr. Chan’s wife.
[2]	Mr. Chan and his wife also hold the option to acquire 4,925,001,500 shares of common stock of the Company.
[3]	Dr. Salas also holds the option to acquire 5,000,000 shares of common stock of the Company.
[4]	Mr. Robulak also holds the option to acquire 10,000,000 shares of common stock of the Company.
[5]	Mr. Stafford also holds the option to acquire 5,000,000 shares of common stock of the Company.
[6]	Mr. Cheng also holds the option to acquire 5,000,000 shares of common stock of the Company.

There are no arrangements known to us, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control.

Reasons for the Amendment

We are currently authorized to issue 2,000,000,000 shares of common stock. Currently, there are 268,777,909 shares of common stock outstanding, the option to acquire 737,400,200 shares of common stock outstanding and the commitment to grant the option to acquire 4,890,001,300 shares of common stock. After the increase in the authorized number of shares of common stock pursuant to the Amendment, there will be available for issuance, 4,133,820,591 shares of our common stock. The par value of our shares of common stock will remain $0.001 per share. The terms of the additional shares of common stock will be identical to those of the currently outstanding shares of common stock. The Amendment will not alter the current number of issued shares. The relative rights and limitations of the shares of common stock will remain unchanged under the Amendment.

In June 2016, the Board of Directors received a proposal for financing from the Chairman of the Board of Directors to increase the borrowing limit available on the Company’s existing line of credit arrangement by $1,500,000 to provide financing for the continual operations of the Company. In exchange for the increase to the line of credit, the Company would be required to issue the Chairman and his spouse the option to acquire an additional 4,390,001,300 shares, having an exercise price of $0.002 per share. All of the options previously issued to the Chairman and his spouse would be repriced to $0.002 per share in order to equal the exercise price of the newly issued options. The Board of Directors believed it to be prudent to increase the authorized shares of common stock to enable acceptance of financing proposal. The Chairman has since continued to provide financing to the Company beyond the amended borrowing limit on the line of credit.

In September 2017, the Company announced that it had authorized a private placement of up to $5 million through the issuance of debentures convertible into shares of common stock of the Company at a price of $0.05 per share (the “Note”).

In June 2018, the Chairman and Chief Executive Officer of the Company accepted a proposal from the Board of Directors of the Company to purchase the $5,000,000 convertible debenture financing (the “Financing”). The Note will be convertible for a period of 5 years, will bear interest at a rate of 8 percent per annum and will be repayable in four equal semi-annual instalments commencing 42 months after its issuance until maturity. The Note will be transferable or saleable by the Chairman or other holder thereof, in whole or in part, at any time without notice to the Company.

In September 2018, the parties agreed to increase the proposed Financing from $5,000,000 to $7,000,000. In October 2018, the parties agreed to increase the proposed Financing from $7,000,000 to $8,500,000. In April 2019, the parties agreed to increase the proposed financing from $8,500,000 to $22,000,000. In July 2019, the parties agreed to increase the proposed financing from $22,000,000 to $25,000,000 (the “Amended Financing”) whereby $12,000,000 would be in the form of settling existing debts owed by the Company to the Chairman, $3,000,000 would be available to settle promissory notes payable and accounts payable and $10,000,000 would be through the advance of cash. The full amount of the Amended Financing will be convertible into shares of common stock of the Company at $0.05 per share. The Company will reserve up to 500,000,000 shares of common stock with respect to the possible exercise of the Note.

The Company and the Chairman are continuing negotiation of a definitive agreement to implement the Note, which will contain terms, conditions and representations customary for a commercial lending agreement. The closing of the Amended Financing and sale of the Note will not occur until such time that is 30 days subsequent to the confirmation of the Company’s first commercial sale of its diabetes management software program which has not yet occurred. Notwithstanding the foregoing, there is no guarantee that successful implementation of the Amendment will result in the conclusion of a definitive agreement and funding of the Note.

In addition to enabling the above described transactions, the increase in the authorized number of shares of common stock will enable us to engage in (i) possible additional future financings and (ii) such other corporate purposes as the Board of Directors determines in its discretion. These corporate purposes may include future stock splits, stock dividends or other distributions, future financings, acquisitions and stock options and other equity benefits under our employee benefit plans.

Certain Effects of the Amendment

The increase in authorized shares of common stock is not being proposed as a means of preventing or dissuading a change in control or takeover of the Company. However, use of these shares for such a purpose is possible. Authorized but unissued or unreserved common stock and preferred stock, for example, could be issued in an effort to dilute the stock ownership and voting power of persons seeking to obtain control of us or could be issued to purchasers who would support the Board of Directors in opposing a takeover proposal. In addition, the increase in authorized shares of common stock, if approved, may have the effect of discouraging a challenge for control or make it less likely that such a challenge, if attempted, would be successful. The Board of Directors and our executive officers have no knowledge of any current effort to obtain control of us or to accumulate large amounts of shares of our common stock.

The holders of shares of our common stock are not entitled to preemptive rights with respect to the issuance of additional shares of common stock or securities convertible into or exercisable for shares of common stock. Accordingly, the issuance of additional shares of our common stock or such other securities might dilute the ownership and voting rights of stockholders.

The Amendment does not change the terms of the common stock. The additional shares of common stock for which authorization is sought will have the same voting rights, the same rights to dividends and distributions and will be identical in all other respects to the common stock now authorized.

We could also use the additional shares of common stock for potential strategic transactions, including, among other things, acquisitions, spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments. We cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value or that they will not adversely affect our business or the trading price of the common stock. Any such transaction may require us to incur non-recurring or other charges and may pose significant integration challenges and/or management and business disruptions, any of which could materially and adversely affect our business and financial results.

Vote Obtained

The following individuals own the number of shares and percentages set forth opposite their names:

Sidney Chan	39,845,000	14.82%
Christine Kan	103,153,482	38.38%
Total	142,998,482	53.30%

On October 21, 2019, the foregoing persons or entities executed a written consent approving the amendment to increase the authorized shares of common stock to 10,000,000,000 shares.

Certain Matters Related to the Proposal

The Amendment will become effective upon filing with the Secretary of State of Nevada. It is anticipated that the foregoing will take place twenty-one (21) days after this Information Statement is mailed to the Company’s stockholders.

Interests of Certain Persons in Favor or Opposed to Increase the Authorized Shares of Common Stock.

No officer or director will receive any direct or indirect benefit from the increase in the number of authorized shares of common stock except as immediately described below.

Sidney Chan, the Chairman and Chief Executive Officer of the Company:

1)	had submitted a proposal to the Board of Directors to increase the borrowing limit available on the existing line of credit arrangement by $1,500,000, from $7,000,000 to $8,500,000. Under the terms of the proposal, as consideration for the increase in the borrowing limit, the Company would grant Mr. Chan the option to acquire an additional 4,390,001,300 shares of common stock at an exercise price of $0.002 per share. The Company has received he full $8,500,000 of financing and has continued to receive financing inexcess of the borrowing limit under the same terms. The Board of Directors has recommended the stockholders increase the authorized shares of common stock as it will enable the proposal for financing to be accepted, and

2)	accepted a proposal from the Board of Directors of the Company to purchase the $5,000,000 Financing. In July 2019, the parties agreed to amend the financing by increasing the amount to $25,000,000. The full amount of the Amended Financing will be convertible into shares of common stock of the Company at $0.05 per share. The Company will reserve up to 500,000,000 shares of common stock with respect to the possible exercise of the Note. The closing of the Amended Financing and sale of the Note will not occur until such time that is 30 days subsequent to the confirmation of the Company’s first commercial sale of its diabetes management software program which has not yet occurred.

No officer or director or any person has notified the Company that it intends to oppose the increase of the authorized shares of common stock or the creation of the class of preferred shares.

Additional Information

We are subject to the informational requirements of the Exchange Act and in accordance with the requirements thereof, file reports, proxy statements and other information with the SEC. Copies of these reports, proxy statements and other information can be obtained at the SEC's public reference facilities at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C., 20549. Additionally, these filings may be viewed at the SEC's website at http://www.sec.gov.

Unless we have received contrary instructions from a stockholder, we are delivering only one Information Statement to multiple stockholders sharing an address. We will, upon request, promptly deliver a separate copy of this Information Statement to a stockholder who shares an address with another stockholder. A stockholder who wishes to receive a separate copy of the Information Statement, may make such a request in writing to Sidney Chan, 7400 Beaufont Springs Drive, Suite 300, Richmond Virginia, 23225 or by calling us at (804) 554-3500.

The following documents as filed with the Commission by the Company are incorporated herein by reference:

1.	Annual Report on Form 10-K for the year ended December 31, 2018;

2.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, and

3.	Quarterly Report on Form 10-Q for the quarter ended June 30, 2019;

ALR TECHNOLOGIES, INC.

“Sidney Chan”
Sidney Chan, Chairman of the Board of Directors
December 3, 2019